GABELLI DIVIDEND & INCOME TRUST N-2ASR

Exhibit (t)(vii)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-

PROSPECTUS SUPPLEMENT

(To Prospectus dated       , 2024)

The Gabelli Dividend & Income Trust

Rights

Subscription Rights to Purchase Common Shares and Preferred Shares

The Gabelli Dividend & Income Trust (the “Fund,” “we,” “us” or “our”) is issuing subscription rights (the “Rights”) to our [common] [preferred] shareholders to purchase additional common shares and newly issued preferred shares.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GDV” and our Series H Preferred Shares and Series K Preferred Shares are listed on the NYSE under the symbol “GDV Pr H” and “GDV Pr K,” respectively. On [ ], the last reported NYSE sale price of the common shares prior to the common shares trading ex-Rights was $[     ]. The last reported net asset value of the common shares at the close of business on [ ] was $[     ].

An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s investment objective will be achieved. You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov). For additional information all holders of rights should contact the Information Agent, [     ].

Investing in common shares and preferred shares through Rights involves certain risks. You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus as well as in the “Special Risks of the Offering and the Preferred Shares” section of this Prospectus Supplement before investing in the common shares and preferred shares.

	Per Share	Total (1)
Subscription price per common share to holders exercising Rights	$	$
Subscription price per preferred share to holders exercising Rights	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to the Fund (2)	$	$

(1)	Based on a Dealer Manager solicitation fee of $[ ] per common share issued.

(2)	The aggregate expenses of the offering (excluding underwriting discounts and commissions) are estimated to be $[ ].

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE DILUTION [OR ACCRETION] OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE [OR BELOW] THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE.

The common shares and preferred shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     ]. If the offer is extended, the common shares and preferred shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     ].

The date of this Prospectus Supplement is [     ]

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Dividend & Income Trust This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

i

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]
Amount Available for Primary Subscription	$[ ]
Title	Subscription Rights to Purchase Common Shares and Preferred Shares
Subscription Price	Rights may be exercised at a price of $[ ] per common share and $[ ] per preferred share (the “Subscription Price”). See “Terms of the Offer.”
Record Date	Rights will be issued to holders of record of the Fund’s [common][preferred] shares on [ ] (the “Record Date”). See “Terms of the Offer.”
Number of Rights Issued	Rights will be issued in respect of each [common][preferred] share of the Fund outstanding on the Record Date. See “Terms of the Offer.”
Number of Rights Required to Purchase One Common Share and One Preferred Share	A holder of Rights may purchase common shares and preferred shares of the Fund for every Rights exercised. [The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by [ ].] See “Terms of the Offer.”
Over-Subscription Privilege	[To be provided.]
Transfer of Rights	[To be provided.]
Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 P.M. Eastern Time on [ ] (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”
Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”
Sale of Rights	[To be provided.]

Use of Proceeds

The Fund estimates the net proceeds of the Offer to be approximately $[     ]. This figure is based on the Subscription Price per share of $[ ] and assumes all new common shares and preferred shares offered are sold and that the expenses related to the Offer estimated at approximately $[     ] are paid.

The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Additional Fund Information—Investment Objective and Policies—Investment Methodology of the Fund” in the Annual Report. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from this offering, may be used to pay distributions in accordance with the Fund’s distribution policy. See “Use of Proceeds.”

The Fund may use the net proceeds from the offering to call, redeem or repurchase shares of one or more of its Series H Preferred Shares or Series K Preferred Shares. Series H Preferred Shares and Series K Preferred Shares may be called for redemption at the option of the Fund. Series K Preferred Shares generally may not be called for redemption at the option of the Fund prior to October 7, 2026. Series J Preferred Shares are not subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board, to maintain its status as a RIC under Subchapter M of the Code. The distribution rates on the Series H Preferred Shares and Series K Preferred Shares are 5.375% and 4.250%, respectively.

See “Use of Proceeds.”
ERISA	See “Employee Plan Considerations.”
Rights Agent	[To be provided.]

TERMS OF THE SERIES PREFERRED SHARES

Dividend Rate	The dividend rate for the [initial dividend period](1) will be [ ]%.

Dividend Payment Rate	[Dividends will be paid when, as and if declared on [ ], [ ], [ ], and[ ], commencing [ ]. The payment date for the initial dividend period will be [ ].(1)]
Liquidation Preference	$[ ] per share
[Non-Call Period	The shares may not be called for redemption at the option of the Fund prior to.]

[Stock Exchange Listing]

(1)	Applicable only if the preferred shares being offered will have different rates over time.

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common shares as a percentage of net assets attributable to common shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that we incur the estimated offering expenses.

Shareholder Transaction Expenses

Sales Load (as a percentage of offering price)	[ ]	%
Offering Expenses Borne by the Fund (as a percentage of offering price)	[ ]	%
Dividend Reinvestment and Voluntary Cash Purchase Plan Fees
Purchase Transactions	$0.75	(1)
Sale Transactions	$2.50	(1)

Percentage of Net Assets attributable to Common Shares
Annual Expenses
Management Fees		%(2)
Interest Expense	[ ]	%(3)
Other Expenses		%(4)
Total Annual Expenses		%
Dividends on Preferred Shares		%
Total Annual Expenses and Dividends on Preferred Shares		%(2)

(1)	Shareholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. Shareholders participating in the Voluntary Cash Purchase Plan would pay $0.75 plus their pro rata share of brokerage commissions per transactions to purchase shares and $2.50 plus their pro rata share of brokerage commissions per transaction to sell shares. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans.”

(2)	The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets including proceeds attributable to any outstanding preferred shares and the outstanding principal amount of any debt securities the proceeds of which were used for investment purposes. Consequently, since the Fund has preferred shares outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common shares may be higher than if the Fund does not utilize a leveraged capital structure.

(3)	The Series J Preferred Shares have a mandatory redemption date of March 26, 2028. Therefore, for financial reporting purposes only, the dividends paid on the Series J Preferred Shares are included as a component of “Interest Expense.”

(4)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.

Example

The following example illustrates the expenses (including the maximum estimated sales load of $[     ] and estimated offering expenses of $[     ] from the issuance of $[     ] million in common shares) you would pay on a $1,000 investment in common shares, assuming a 5% annual portfolio total return.* The actual amounts in connection with any offering will be set forth in the Prospectus Supplement if applicable.

	1 Year	3 Years	5 Years
Total Expenses Incurred

* The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[     ], based on the Subscription Price of $[     ] per common share and $[     ] per preferred share, assuming all new common shares and preferred shares offered are sold and that the expenses related to the Offer estimated at approximately $[     ] are paid and after deduction of the underwriting discounts and commissions.

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objective and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Additional Fund Information—Investment Objective and Policies—Investment Methodology of the Fund” in the Annual Report. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

The Fund may use the net proceeds from the offering to call, redeem or repurchase shares of one or more of its Series H Preferred or Series K Preferred Shares. Series H Preferred Shares may be called for redemption at the option of the Fund. Series K Preferred Shares generally may not be called for redemption at the option of the Fund prior to October 7, 2026. Series J Preferred Shares are not subject to optional redemption by the Fund unless such redemption is necessary, in the judgement of the Board, to maintain the Fund’s status as a RIC under Subchapter M of the Code. The distribution rates on the Series H Preferred Shares and Series K Preferred Shares are 5.375% and 4.250%, respectively.

CAPITALIZATION

[To be provided.]

PRICE RANGE OF COMMON SHARES

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE per share of our common shares and the net asset value and the premium or discount from net asset value per share at which the common shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low

The last reported price for our common shares on [       ], was $[        ] per share. As of [       ], the net asset value per share of the Fund’s common shares was $[        ]. Accordingly, the Fund’s common shares traded at a discount to net asset value of [      ]% on [        ].

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s preferred shares and notes, in aggregate, are expected to have an initial asset coverage on the date of issuance of approximately [     ]%.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

Dilution. As with any security, the price of the Fund’s Common Shares fluctuates with market conditions and other factors. [The Common Shares are currently trading at a [premium] [discount] to their net asset value.] However, shares of closed-end investment companies frequently trade at a discount from their net asset values. This characteristic is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities and may be greater for shareholders expecting to sell their Common Shares in a relatively short period of time following completion of this Rights offering. The net asset value of the Common Shares will be reduced immediately following this Rights offering as a result of the accrual of certain offering costs.

If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience an immediate dilution of the aggregate net asset value per share of your Common Shares if you do not participate in the Rights offering and will experience a reduction in the net asset value per share whether or not you exercise your Rights, if the Subscription Price is below the Fund’s net asset value per Common Share on the Expiration Date, because:

●	the offered Common Shares are being sold at less than their current net asset value;

●	you will indirectly bear the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

[On the other hand, if the Subscription Price is above the Fund’s net asset value per share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per share of your Common Shares even if you do not exercise your Rights and an immediate increase in the net asset value per share of your Common Shares whether or not you participate in the offering, because:

●	the offered Common Shares are being sold at more than their current net asset value after deducting the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.]

[Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted.] The Fund cannot state precisely the amount of any dilution because it is not known at this time what the net asset value per share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on net asset value per share is shown by the following examples, assuming a $[●] Subscription Price:

[Scenario 1: (assumes net asset value per share is above subscription price)(1)
NAV	$	[●]
Subscription Price	$	[●]
Reduction in NAV ($)(2)	$	[●]
Reduction in NAV (%)		[●]	%]
Scenario 2: (assumes net asset value per share is below subscription price)(1)
NAV	$	[●]
Subscription Price	$	[●]
Increase in NAV ($)(2)	$	[●]
Increase in NAV (%)	[●]		%

(1)	[Both examples assume the full Primary Subscription and Secondary Over-Subscription Privilege are exercised.] Actual amounts may vary due to rounding.

(2)	Assumes $[●] in estimated offering expenses.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

[The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.]

[Additional risks to be provided]

UNDERWRITING

[To be provided.]

RIGHTS OFFERING

This rights offering will be made in accordance with the 1940 Act. Under the laws of Delaware, the Board is authorized to approve rights offerings without obtaining shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

TAXATION

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to the Fund in connection with this rights offering.

The Gabelli Dividend & Income Trust

Common Shares and Preferred Shares

Issuable Upon Exercise of Rights to

Subscribe for Such Common Shares and Preferred Shares

PROSPECTUS SUPPLEMENT

, [     ]